OncoSec Appoints Industry Veteran Annalisa Jenkins MBBS, FRCP to Board of Directors

Former Head of Global Research and Development for Merck Serono and Head of Global Medical Affairs of Bristol-Myers Squibb brings biopharma drug development, fundraising and M&A experience to OncoSec

SAN DIEGO, September 5, 2017 — OncoSec Medical Incorporated (“OncoSec” or the “Company” (NASDAQ:ONCS)), a company developing DNA-based intratumoral cancer immunotherapies, today announced the appointment of Annalisa Jenkins, MBBS, FRCP, CEO of Dimension Therapeutics, Inc. (NASDAQ:DMTX), to its Board of Directors. Dr. Jenkins brings over 25 years of global industry experience to OncoSec’s Board of Directors with a wealth of knowledge in advancing programs from scientific research through clinical development, regulatory approval and into healthcare systems globally. Her election to the Company’s Board is effective immediately.

“We are very pleased to have Dr. Jenkins join our Board as we believe her international biopharma drug development experience will be an asset to OncoSec as we advance our lead melanoma program and pursue collaborations with other industry leaders in oncology,” said Punit Dhillon, President and CEO of OncoSec. “Drawing on her years of experience in the biopharma industry, we believe Dr. Jenkins will provide new insights to our technology and business priorities as we continue to advance our broad clinical portfolio and achieve future growth objectives.”

“I believe OncoSec’s clinical program for ImmunoPulse® IL-12 can have a significant impact on how we approach cancer care by addressing a significant unmet need for melanoma patients that do not currently respond to anti-PD-1 treatments. In addition, I’m impressed with the Company’s commitment to advancing its innovative drug development approach, putting science and patients at the core of its mission,” said Dr. Jenkins. “I look forward to contributing to the Company’s advancement of its promising product candidates through clinical development.”

Prior to Dimension Therapeutics, Dr. Jenkins served as Executive Vice President and Head of Global Research and Development for Merck Serono, a global division of Merck KGaA focused on biopharmaceuticals. She also led Global Medical Affairs and Quality at Merck Serono and was a member of its Pharmaceutical Executive Committee. Dr. Jenkins also had a nearly 15-year career at Bristol-Myers Squibb, attaining the role of Senior Vice President and Head of Global Medical Affairs. She began her career as a Medical Officer with the British Royal Navy during the Gulf conflict, rising to the rank of Surgeon Lieutenant Commander. Dr. Jenkins received an MBBS in Medicine from St. Bartholomew’s Hospital in the University of London and trained in cardiovascular medicine in the National Health Service (U.K.).

Currently, Dr. Jenkins serves as a director for several companies including: Ardelyx, Inc., Biothera Pharmaceutical Inc., iOX Therapeutics Limited, MedCity and Vium. She also is a committee member of the Science Board to the U.S. Food and Drug Administration, serves on the Board of the Center for Talent Innovation (U.K.) and is on the Advisory Panel of the Healthcare Businesswomen’s Association.

About OncoSec Medical Incorporated

OncoSec is a biotechnology company developing DNA-based intratumoral immunotherapies with an investigational technology, ImmunoPulse®, for the treatment of cancer. ImmunoPulse® is designed to enhance the local delivery and uptake of DNA-based immune-targeting agents, such as IL-12. In Phase I and II clinical trials, ImmunoPulse® IL-12 has demonstrated a favorable safety profile and evidence of anti-tumor activity in the treatment of various solid tumors and has shown the potential to reach beyond the site of local treatment to initiate a systemic immune response. ImmunoPulse® IL-12, OncoSec’s lead program, is currently in clinical development for metastatic melanoma and triple-negative breast cancer. The program’s current focus is on the significant unmet medical need in patients with melanoma who are refractory or non-responsive to anti-PD-1/PD-L1 therapies. In addition to ImmunoPulse® IL-12, the Company is also identifying and developing new immune-targeting agents for use with the ImmunoPulse® platform. For more information, please visit www.oncosec.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements about OncoSec’s business strategies, including advancement of its lead melanoma program and its broader clinical portfolio and plans to pursue collaborations with industry partners, as well as the potential contributions and impact of new directors on these strategies. Forward-looking statements can be identified by words such as “can,” “may,” “will,” “suggest,” “look forward to,” “potential,” “understand,” and similar references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause OncoSec’s results to differ materially and adversely from the statements contained herein. Potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, the following: uncertainties inherent in pre-clinical studies and clinical trials, such as the substantial time, costs and unpredictability of such studies and trials, the ability to enroll patients in clinical trials and the risk of adverse events; unexpected new data, safety and technical issues; OncoSec’s ability to raise additional funding necessary to fund its business plans and continued operations; and the other factors discussed in OncoSec’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended April 30, 2017.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

CONTACT:

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OncoSec Medical Incorporated

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